PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 18, 1999)                    REGISTRATION NO. 333-74435

                                 $1,250,000,000

                                AMAZON.COM, INC.
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009
                            ------------------------

     This prospectus supplement relates to the resale by the holders (the "Selling Securityholders") of 4 3/4% Convertible Subordinated Notes due 2009 (the "Notes") of Amazon.com, Inc. (the "Company") and the shares of common stock, $.01 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 18, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                           PRINCIPAL AMOUNT OF
                                           NOTES BENEFICIALLY        COMMON STOCK
                                                OWNED AND           OWNED PRIOR TO        COMMON STOCK
                  NAME                      OFFERED HEREBY(1)     THE OFFERING(1)(2)    OFFERED HEREBY(2)
                  ----                     -------------------    ------------------    -----------------
F. Van Lanschott Global Custody..........          15,000                  192                   192
Any other holder of notes or future
  transferee from any such
  holder(3)(4)...........................       3,525,000               45,176                45,176

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(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $78.0275 per share (adjusted to reflect the 2-for-1 split of the Common Stock effected on September 1, 1999) and a cash payment in lieu of any fractional interest.

(3) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(4) Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $78.0275 per share (adjusted to reflect the 2-for-1 split of the Common Stock effected on September 1, 1999).

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
         The date of this prospectus supplement is September 27, 1999.